Exhibit 99.1

NEWS RELEASE

Contacts:	Joseph A. Santangelo - Chief Financial Officer Orleans Homebuilders, Inc. (215) 245-7500 (www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Revises Guidance for Fiscal Year 2007

Reports Results for Fiscal Year 2006 and Fourth Quarter 2006

Bensalem, Pennsylvania, August 16, 2006:

Orleans Homebuilders, Inc. (ASE:OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Greensboro and Raleigh, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona.

Fiscal Year 2007 Guidance:

•	The Company revises its fiscal year ending June 30, 2007 guidance for Diluted Earnings per Share of $1.78 to $1.98 down from $2.95 to $3.15.
•	The Company revises its fiscal year ending June 30, 2007 guidance with respect to Revenue of $835 million to $875 million down from $1.03 billion to $1.07 billion.

Financial Highlights for the Fiscal Year Ended June 30, 2006:

•	Fiscal year 2006 residential property revenue increased 7% to $975,483,000 (2,303 homes) compared with $911,004,000 (2,507 homes) for the prior year period.
•	Fiscal year 2006 new orders decreased 13% to $756,922,000 (1,612 homes) compared with $874,753,000 (2,256 homes) for the prior year period.
•	Fiscal year 2006 net income increased 13% to $63,041,000 ($3.35 per diluted share) compared to $55,584,000 ($2.96 per diluted share) for the prior year period.
•	Fiscal year 2006 EBITDA(1) increased 13% to $119,925,000 compared with $105,951,000 for the prior year period.
•	The Company experienced a cancellation rate of approximately 23% for fiscal year 2006 compared with a cancellation rate of approximately 14% in fiscal year 2005.

Financial Highlights for the Fourth Quarter Ended June 30, 2006:

•	Fiscal year 2006 fourth quarter residential property revenue decreased 2% to $388,765,000 (835 homes) compared with $396,294,000 (1,031 homes) for the prior year period.
•	Fiscal year 2006 fourth quarter new orders decreased 52% to $135,393,000 (252 homes) compared with $284,090,000 (724 homes) for the prior year period.
•	Fiscal year 2006 fourth quarter net income decreased 5% to $27,038,000 ($1.44 per diluted share) compared to $28,579,000 ($1.51 per diluted share) for the prior year period.
•	Fiscal year 2006 fourth quarter EBITDA (1) decreased 7% to $50,310,000 compared with $54,173,000 for the prior year period.

•	The backlog at June 30, 2006 decreased 40% to $334,676,000 (715 homes) compared with $553,237,000 (1,406 homes) at June 30, 2005.
•	The Company controls approximately 16,900 building lots at June 30, 2006 compared to approximately 17,100 building lots at June 30, 2005.
•	The Company repurchased 40,400 shares of its common stock during the fourth quarter of fiscal year 2006 at an aggregate purchase price of $681,000.
•	The Company experienced a cancellation rate of approximately 40% for the quarter ended June 30, 2006 compared with a cancellation rate of approximately 14% in fiscal year 2005.

Outlook for Fiscal Year 2007

Challenging market conditions in the housing industry have continued to place downward pressure on the Company’s new order activity through the fourth quarter of fiscal 2006. The major factors contributing to these challenging market conditions include increasing levels of existing and new home inventory and increases in cancellation rates. In Florida, the Company experienced a 58% cancellation rate for the year as a result of significant investor activity. These factors will continue to have a negative impact on new orders and new order pricing in the near-term, thereby reducing future revenue growth and gross margins. The Company is responding to these challenging market conditions by continually adapting its business strategies with respect to land acquisitions, sales incentives, speculative inventory and cost containment.

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results on Thursday, August 17, 2006, at 12:00 p.m. Eastern Time. This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com. A copy of this press release, including the Company’s results of operations for the three and twelve months ended June 30, 2006 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following fourteen distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona. The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina. To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

(1) Reconciliation of EBITDA to net income

	Three Months Ended 6/30/06	Three Months Ended 6/30/05	Twelve Months Ended 6/30/06	Twelve Months Ended 6/30/05

EBITDA	$50,310,000	$54,173,000	$119,925,000	$105,951,000
Income tax expense	16,389,000	18,164,000	40,375,000	35,399,000
Interest	6,512,000	6,825,000	15,160,000	13,312,000
Depreciation and Amortization	371,000	605,000	1,349,000	1,656,000
Net income	$27,038,000	$28,579,000	$63,041,000	$55,584,000
(1)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure. EBITDA represents net earnings before interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States of America. The Company believes EBITDA provides a meaningful measure of operating performance.

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, growth and expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings. For example, there can be no assurance that the current sales pace can continue in the absence of an improvement in the current general economic environment. These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions. Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 7 of the Company’s Annual Report of Form 10-K for the fiscal year ended June 30, 2005 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2006	2005	2006	2005

Earned revenues
Residential properties	$388,765	$396,294	$975,483	$911,004
Land sales and other income	4,221	2,784	11,710	8,226

	392,986	399,078	987,193	919,230

Costs and expenses
Residential properties	307,272	314,938	761,270	727,006
Land sales and other expense	2,564	1,807	8,345	5,438
Selling, general and administrative	39,723	35,552	114,162	95,701
Interest, net	—	38	—	102

	349,559	352,335	883,777	828,247

Income from operations before income taxes	43,427	46,743	103,416	90,983
Income tax expense	16,389	18,164	40,375	35,399

Net income available for common shareholders	$27,038	$28,579	$63,041	$55,584

Earnings per share:
Basic	$1.47	$1.54	$3.41	$3.09

Diluted	$1.44	$1.51	$3.35	$2.96

Weighted average number of shares:
Basic	18,391	18,519	18,483	17,978

Diluted	18,733	18,894	18,824	18,809

Orleans Homebuilders, Inc

Summary of Deliveries, New Orders and Backlog by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2006	2005	2006	2005

DELIVERIES
Northern region (NJ, PA) (1)
Homes	286	371	796	852
Dollars	$153,424	$170,443	$392,727	$384,645
Average Sales Price	$536	$459	$493	$451
Southern region (NC, SC, VA) (2)
Homes	335	375	862	827
Dollars	$161,653	$142,424	$371,981	$304,132
Average Sales Price	$483	$380	$432	$368
Florida region (FL)
Homes	118	146	366	456
Dollars	$31,859	$29,217	$91,945	$82,269
Average Sales Price	$270	$200	$251	$180
Midwestern region (IL) (3)
Homes	96	139	279	372
Dollars	$41,829	$54,210	$118,830	$139,958
Average Sales Price	$436	$390	$426	$376
Total
Homes	835	1,031	2,303	2,507
Dollars	$388,765	$396,294	$975,483	$911,004
Average Sales Price	$466	$384	$424	$363
NEW ORDERS
Northern region (NJ, PA, NY) (1)
Homes	106	201	455	727
Dollars	$51,220	$95,370	$242,729	$352,347
Average Sales Price	$483	$474	$533	$485
Southern region (NC, SC, VA) (2)
Homes	152	271	791	788
Dollars	$78,340	$107,796	$367,334	$306,280
Average Sales Price	$515	$398	$464	$389
Florida region (FL)
Homes	(48)	176	145	496
Dollars	$(14,038)	$44,824	$48,914	$115,623
Average Sales Price	$292	$255	$337	$233
Midwestern region (IL) (3)
Homes	42	76	221	245
Dollars	$19,871	$36,100	$97,945	$100,503
Average Sales Price	$473	$475	$443	$410
Total
Homes	252	724	1,612	2,256
Dollars	$135,393	$284,090	$756,922	$874,753
Average Sales Price	$537	$392	$470	$388
(1)

Information on residential revenue earned and new orders includes the acquired operations of Realen Homes’ Southeastern Pennsylvania region from July 28, 2004, the acquisition date, through June 30, 2006.

(2)

Information on residential revenue earned and new orders includes the acquired activity from Peachtree Residential Properties for the period beginning December 23, 2004, the date the company acquired the assets, through June 30, 2006.

(3)	Information on residential revenue earned and new orders includes the acquired operations of Realen Homes’ Midwestern region from July 28, 2004, the acquisition date, through June 30, 2006.

	At June 30, 2006	At June 30, 2005

BACKLOG
Northern region (NJ, PA, NY)
Homes	194	535
Dollars	$100,523	$250,521
Average Sales Price	$518	$468
Southern region (NC, SC, VA)
Homes	302	373
Dollars	$153,644	$158,291
Average Sales Price	$509	$424
Florida region (FL)
Homes	138	359
Dollars	$43,171	$86,202
Average Sales Price	$313	$240
Midwestern region (IL)
Homes	81	139
Dollars	$37,338	$58,223
Average Sales Price	$461	$419
Total
Homes	715	1,406
Dollars	$334,676	$553,237
Average Sales Price	$468	$393

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	June 30, 2006	June 30, 2005

Cash and cash equivalents	$15,964	$62,576
Restricted cash - due from title company	25,304	28,785
Residential properties	272,068	190,855
Land and improvements	544,574	398,290
Inventory not owned	117,073	88,252
Land deposits and costs of future developments	26,862	27,408
Total assets	1,060,285	861,540
Obligations related to inventory not owned	103,636	79,585
Mortgage obligations secured by real estate	422,608	399,030
Subordinated notes	105,000	—
Other notes payable	5,885	9,400
Shareholders’ equity	291,942	231,956

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